Summary of Mortgage Contract of Maximum Amount ( the “Contract”) Entered intoby and between Shenzhen BAK Battery, Co., Ltd (the “Mortgager”) and Shenzhen Eastern Branch, Agricultural Bank of China (the “Creditor”) Dated November 30, 2011

Main contents:
»	Contract number: 81100620110000803;
»	In order to guarantee the indebtedness of Shenzhen BAK Battery Co., Ltd. (the “Obligor”) towards the Creditor under the Comprehensive Credit Facility Agreement of Maximum Amount (reference no.: 810012011102370001) from November 30, 2011 to November 24, 2012, the Mortgager agrees to pledge its property to the Creditor.
»	Scope of Guaranty: The guaranty shall cover all of the loan principal, interest, penalty interest, breach of contract compensation, damages, undertaking fee and all the expenses such as litigation cost, lawyer’s fee, notification cost and public notice cost etc. which is incurred to the Creditor in realizing its creditor’s right.
»	Collaterals: The Mortgager agrees to pledge its land and the administration of land to the Creditor.

Headlines of the articles omitted:
»	Payment on demand
»	Undertakings of the Mortgager
»	Validity of the Creditor’s Right
»	Occupancy of Collaterals
»	Mortgage insurance
»	Mortgage Registration
»	Transfer of mortgage right
»	Realizing of Creditor’s Right
»	Fee
»	Amendment of the Contract
»	Disputation settlement
»	Attachment
»	Supplement articles
»	Validity
»	Notification